Exhibit 5.1

Nicole C. Brookshire

T: +1 617 937 2357

nbrookshire@cooley.com

February 9, 2018

Cardlytics, Inc.

675 Ponce de Leon Avenue NE, Suite 6000

Atlanta, Georgia 30308

Ladies and Gentlemen:

You have requested our opinion, as counsel to Cardlytics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 3,382,806 shares (the “2008 Plan Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Company’s 2008 Stock Plan, as amended (the “2008 Plan”), (ii) 1,936,247 shares (the “2018 Plan Shares”) of the Company’s Common Stock pursuant to the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) and (iii) 375,000 shares of the Company’s Common Stock (together with the 2008 Plan Shares and 2018 Plan Shares, the “Shares”), issuable pursuant to the Company’s 2018 Employee Stock Purchase Plan (together with the Company’s 2008 Plan and 2018 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended Bylaws, each as currently in effect, (c) the Plans, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter of this opinion. We are not rendering any opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire